News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
215.553.8323

CHECKPOINT SYSTEMS, INC. ANNOUNCES
THIRD QUARTER 2010 RESULTS

Revenues Increased 4.8%, Organic Growth of 5.6%
SG&A Restructuring Plan Announced
2010 Guidance Updated

Philadelphia, Pennsylvania, November 2, 2010 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the third quarter ended September 26, 2010.

Net revenues for the third quarter of 2010 were $203.3 million compared to net revenues for the third quarter of 2009 of $194.1 million.  Net earnings attributable to Checkpoint Systems, Inc. for the third quarter of 2010 were $7.1 million, or $0.17 per diluted share, compared to net earnings attributable to Checkpoint Systems, Inc. for the third quarter of 2009 of $2.6 million, or $0.07 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the third quarter of 2010 excluding restructuring expense and the impact of a change in valuation allowances were $12.0 million, or $0.30 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the third quarter of 2009 were $6.4 million, or $0.16 per diluted share.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

“For the quarter just ended, we continued to realize organic revenue growth in all our business segments and our three major geographies.  In particular, strong growth in our Alpha business was driven by retailers who seek solutions that enhance their merchandising and loss prevention.  However, our EAS consumables business, which had been very strong through the first half of the year, slowed across most product lines and geographies.  We believe this business will be back on track by early 2011.  Additionally, our EAS systems business continues to be impacted by the prolonged economic sluggishness in Europe,” said Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems.  “Gross margin for the quarter declined, principally due to our Apparel Labeling Solutions business segment where changes in product mix, including the impact of lower margin products from our Brilliant Label business, continued from last quarter.

“Many of the issues that negatively affected the third quarter are projected to continue for the balance of the year and therefore we have updated guidance.  At this time we do not believe the higher end of our previous guidance is achievable and we have reflected that in our current guidance,” added van der Merwe.

Mr. van der Merwe concluded, “With today’s third quarter results we are providing broad metrics of a SG&A restructuring plan first announced late last year.  The program is expected to reduce SG&A costs by $20.0 million to $25.0 million, with roughly $15.0 million to $17.0 million of the restructuring savings expected to be realized in 2011 and the full benefit in 2012.  The cost of the program is expected to be $20.0 million to $25.0 million. Finally, we believe that the impact of current conditions on our business is temporary and that our strategy to focus on the converging fields of shrink management, merchandise visibility and apparel labeling remains sound and provides a solid foundation for future growth.”

Selected analysis and discussion for the third quarter of 2010:

•
Net revenues increased 4.8%.  Organic growth comprised 5.6% of the increase driven by the Shrink Management Solutions and Apparel Labeling Solutions business segments, notably Alpha High Theft Solutions® and CheckView®.  Non-comparable acquisition growth contributed 2.4% of the increase resulting from the acquisition of Brilliant Label Manufacturing, Ltd.  Foreign currency effects resulted in a 3.2% net revenues decline driven principally by the strengthened dollar versus the euro.

•	Gross profit margin was 40.3% compared to 43.6% for the third quarter of 2009. The decrease was principally due to lower gross margins in the apparel labeling and EAS consumables businesses.

•
GAAP operating income was $13.1 million compared to $13.4 million for the third quarter of 2009.  Non-GAAP operating income excluding restructuring expense was $14.2 million, or 7.0% of net revenues.  Non-GAAP operating income for the third quarter of 2009 was $13.6 million, or 7.0% of net revenues.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Restructuring expense was $1.2 million due to our previously announced manufacturing restructuring plan and the initial stages of our selling, general, and administrative restructuring plan.

•	Effective tax rate was 41.9% compared to 77.6% for the third quarter of 2009.

•	Cash flow used in operating activities was $17.1 million compared to cash flow provided by operating activities of $22.5 million for the third quarter of 2009.

•
At September 26, 2010, cash and cash equivalents were $164.3 million compared to $162.1 million at December 27, 2009, and total debt was $143.0 million compared to $116.9 million at December 27, 2009. Capital expenditures were $7.5 million for the third quarter of 2010.

Outlook for 2010

Based on an assessment of current market conditions, Checkpoint has updated guidance for 2010.  This guidance does not include the impact of unusual charges, such as additional restructuring expense, that the Company may incur during the year and assumes a continuation of current exchange rates.

•	Net revenues are expected to be in the range of $825.0 million to $840.0 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $1.00 to $1.08.

•	Non-GAAP operating income margin is expected to be in the range of 6.5% to 6.9%.

•	An annualized tax rate is expected to be in the range of 16% to 18%.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $10.0 million to $20.0 million.

Checkpoint Systems will host a conference call today, November 2, 2010, at 10:00 AM Eastern Time, to discuss its third quarter 2010 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions.  Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence.  Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include: our ability to integrate our acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Nine Months (39 weeks) Ended
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009

Net revenues	$ 203,324	$ 194,078	$ 598,956	$ 534,941
Cost of revenues	121,445	109,404	345,762	306,046
Gross profit	81,879	84,674	253,194	228,895

Selling, general, and administrative expenses	62,774	66,210	202,809	189,724
Research and development	4,868	4,874	14,776	14,811
Restructuring expenses	1,175	153	2,810	1,212
Litigation settlement	−	−	−	1,300
Operating income	13,062	13,437	32,799	21,848
Interest income	842	419	2,208	1,340
Interest expense	1,704	1,878	4,725	5,063
Other gain (loss), net	(88)	(523)	(1,284)	296
Earnings from operations before income taxes	12,112	11,455	28,998	18,421
Income taxes	5,071	8,884	9,487	11,190
Net earnings	7,041	2,571	19,511	7,231
Less: (loss) attributable to noncontrolling interests	(40)	(68)	(116)	(332)
Net earnings attributable to Checkpoint Systems, Inc.	$ 7,081	$ 2,639	$ 19,627	$ 7,563
Net earnings attributable to Checkpoint Systems, Inc., per Common Shares:

Basic earnings per share	$ 0.18	$ 0.07	$ 0.49	$ 0.19

Diluted earnings per share	$ 0.17	$ 0.07	$ 0.49	$ 0.19

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(amounts in thousands)

	September 26, 2010	December 27, 2009
(unaudited)

Cash and Cash Equivalents	$ 164,263	$ 162,097
Working Capital	$ 304,349	$ 241,809
Current Assets	$ 507,712	$ 482,690
Total Debt	$ 142,990	$ 116,872
Total Equity	$ 583,822	$ 558,554
Total Assets	$ 1,029,841	$ 1,024,233

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter (13 weeks) Ended		Nine Months (39 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income:	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009

Net revenues	$ 203,324	$ 194,078	$ 598,956	$ 534,941

GAAP operating income	13,062	13,437	32,799	21,848

Non-GAAP adjustments:

Restructuring expenses	1,175	153	2,810	1,212
Litigation settlement	−	−	−	1,300
Adjusted Non-GAAP operating income	$ 14,237	$ 13,590	$ 35,609	$ 24,360

GAAP operating margin	6.4%	6.9%	5.5%	4.1%
Adjusted Non-GAAP operating margin	7.0%	7.0%	5.9%	4.6%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Nine Months (39 weeks) Ended
Reconciliation of GAAP to Non-GAAP Earnings attributable to Checkpoint Systems, Inc.:	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009

Earnings attributable to Checkpoint Systems, Inc., as reported	$ 7,081	$ 2,639	$ 19,627	$ 7,563

Non-GAAP adjustments:

Restructuring expenses, net of tax	647	159	2,030	900
Litigation settlement, net of tax	−	−	−	801
Valuation allowance adjustment	4,261	3,595	4,261	3,595
Adjusted net earnings attributable to Checkpoint Systems, Inc.	$ 11,989	$ 6,393	$ 25,918	$ 12,859

Reported diluted shares	40,499	39,753	40,366	39,489

Adjusted diluted shares	40,499	39,753	40,366	39,489

Reported net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.17	$ 0.07	$ 0.49	$ 0.19

Adjusted net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.30	$ 0.16	$ 0.64	$ 0.33